(h)(10)

ATLAS

794 Davis Street
San Leandro, CA 94577
Phone 510-297-7444
Fax 510-297-6026

April 16, 2007

Atlas Advisers, Inc.
794 Davis Street
San Leandro, CA 94577

Re: Extension of Expense Limitation Agreement to April 30, 2008

Ladies and Gentlemen:

There is a current Expense Limitation Agreement between Atlas Advisers, Inc. and Atlas Funds dated April 26, 2006 for the period May 1, 2006 through April 30, 2007 whereby Atlas Advisers waives investment management fees and reimburses Atlas Funds for other operating expenses of each Fund to the extent necessary to ensure that the total operating expenses of each Fund do not exceed the percentage set forth in Agreement Exhibit A of the average daily net assets of the Fund (the "Expense Cap").

By this letter amendment, Atlas Funds, Atlas Insurance Trust and Atlas Advisers, Inc. agree to extend the current Expense Limitation Agreement for an additional period through April 30, 2008.

Please sign this letter below to confirm our agreement regarding this matter.

Very truly yours,

ATLAS FUNDS

By:__________________________
Larry Key
President and Chief Operating Officer

Agreed to this 16th day of April 2007:

ATLAS ADVISERS, INC.

By:__________________________
Lezlie Iannone
Group Senior Vice President

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